Rackspace Technology to Make $65-$70 million Investment in Growth Businesses; Increases Financial Guidance for the Second Quarter Of 2021

July 22, 2021—San Antonio, TX—Today Rackspace Technology (NASDAQ: RXT) announced an expected $65-$70 million of new investments designed to closely align the company’s resources with fast-growing product and service offerings. The investments will enable acceleration of growth initiatives while also providing the company with a more flexible and scalable expense structure.
These new investments will be targeted toward cloud services that are expected to continue to accelerate in the coming years, including cloud migration, Elastic Engineering, cloud native application development, Data/Artificial Intelligence/Machine Learning and security services. The investments will include new service development efforts, additional delivery capabilities, go-to-market enhancements and expansion of best-shoring centers of excellence.
In addition, Rackspace Technology will expand its internal training programs to develop expertise in Cloud Engineering, Data Engineering, and Cloud Native Software Engineering. This will prepare existing employees to meet high-demand roles on the company’s fast-growing professional services and Elastic Engineering teams.
The investments will be funded with an estimated $95-$100 million of gross cost savings as a result of enhanced automation as well as restructuring programs to realign resources from mature and declining areas of the market, accelerate best shoring initiatives, and reduce general and administrative expenses.
The 2021 impact of these actions is fully embedded in the company’s quarterly and annual financial guidance. Restructuring program implementation is expected to result in total pre-tax charges of approximately $70 million to $80 million in the next 12-24 months.
Kevin Jones, Chief Executive Officer, stated, “The initiatives announced today will enable Rackspace Technology to take full advantage of current market trends, drive significant earnings leverage as revenue continues to grow, and compete even more effectively with other cloud service providers. In addition, we are more closely aligning our Rackers with next-generation service offerings that offer more compelling growth potential both for them and the company.”
Separately, Rackspace Technology has increased its financial guidance for the second quarter of 2021:
•Revenue for the second quarter is now expected to be in the range of $741 - $744 million, at the high end of the previously-forecasted range of $735 - $745 million.
•GAAP net loss is expected to be in the range of $(50) to $(30) million, and GAAP net loss per diluted share is expected to be in the range of $(0.24) to $(0.14).
•Non-GAAP Operating Profit is now expected to be $117 - $119 million, exceeding the high end of the previously-forecasted range of $113-$117 million.
•Non-GAAP Earnings Per Share is now expected to be $0.22 to $0.24, compared to the previously-forecasted range of $0.21-$0.23 per share.
In addition, the company expects second quarter bookings to be approximately $258 million, an increase of 6% compared to the first quarter of 2021.

About Rackspace Technology
Rackspace Technology is a leading end-to-end multicloud technology services company. We design, build and operate our customers’ cloud environments across all major technology platforms, irrespective of technology stack or deployment model. We partner with our customers at every stage of their cloud journey, enabling them to modernize applications, build new products and adopt innovative technologies.
Forward-looking Statements
Rackspace Technology has made statements in this press release and other reports, filings, and other public written and verbal announcements that are forward-looking and therefore subject to risks and uncertainties. All statements, other than statements of historical fact, included in this document are, or could be, “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and are made in reliance on the safe harbor protections provided thereunder. These forward-looking statements relate to anticipated financial performance, management’s plans and objectives for future operations, business prospects, outcome of regulatory proceedings, market conditions, our ability to successfully respond to the challenges posed by the COVID-19 pandemic, and other matters. Any forward-looking statement made in this presentation speaks only as of the date on which it is made. We undertake no obligation to publicly update or revise any forward- looking statement, whether as a result of new information, future developments or otherwise. Forward-looking statements can be identified by various words such as “expects,” “intends,” “will,” “anticipates,” “believes,” “confident,” “continue,” “propose,” “seeks,” “could,” “may,” “should,” “estimates,” “forecasts,” “might,” “goals,” “objectives,” “targets,” “planned,” “projects,” and similar expressions. These forward-looking statements are based on management’s current beliefs and assumptions and on information currently available to management. Rackspace Technology cautions that these statements are subject to risks and uncertainties, many of which are outside of our control, and could cause future events or results to be materially different from those stated or implied in this document, including among others, risk factors that are described in Rackspace Technology, Inc.’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and other filings with the Securities and Exchange Commission, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein.
Non-GAAP Financial Measures
This press release includes several non-GAAP financial measures such as Non-GAAP Net Income, Non-GAAP Operating Profit, Adjusted EBITDA and Non-GAAP Earnings Per Share (“EPS”). These non-GAAP financial measures exclude the impact of certain costs, losses and gains that are required to be included in our profit and loss measures under GAAP. Although we believe these measures are useful to investors and analysts for the same reasons they are useful to management, as described in the accompanying pages, these measures are not a substitute for, or superior to, GAAP financial measures or disclosures. Other companies may calculate similarly-titled non-GAAP measures differently, limiting their usefulness as comparative measures. We have reconciled each of these non-GAAP measures to the applicable most comparable GAAP measure in the accompanying pages.

IR Contact
Joe Crivelli
Rackspace Technology Investor Relations
ir@rackspace.com

PR Contact
Natalie Silva
Rackspace Technology Corporate Communications
publicrelations@rackspace.com

Non-GAAP Net Income, Non-GAAP Operating Profit and Adjusted EBITDA
We present Non-GAAP Net Income, Non-GAAP Operating Profit and Adjusted EBITDA because they are a basis upon which management assesses our performance and we believe they are useful to evaluating our financial performance. We believe that excluding items from net loss that may not be indicative of, or are unrelated to, our core operating results, and that may vary in frequency or magnitude, enhances the comparability of our results and provides a better baseline for analyzing trends in our business.
We define Non-GAAP Net Income as net loss adjusted to exclude the impact of non-cash charges for share-based compensation, special bonuses and other compensation expense, transaction-related costs and adjustments, restructuring and transformation charges, the amortization of acquired intangible assets and certain other non-operating, non-recurring or non-core gains and losses, as well as the tax effects of these non-GAAP adjustments.
We define Non-GAAP Operating Profit as net loss, plus interest expense and income taxes, further adjusted to exclude the impact of non-cash charges for share-based compensation, special bonuses and other compensation expense, transaction-related costs and adjustments, restructuring and transformation charges, the amortization of acquired intangible assets and certain other non-operating, non-recurring or non-core gains and losses.
We define Adjusted EBITDA as Non-GAAP Operating Profit plus depreciation and amortization.
Non-GAAP Operating Profit and Adjusted EBITDA are management’s principal metrics for measuring our underlying financial performance. Adjusted EBITDA, along with other quantitative and qualitative information, is also the principal financial measure used by management and our board of directors in determining performance-based compensation for our management and key employees.
These non-GAAP measures are not intended to imply that we would have generated higher income or avoided net losses if the November 2016 merger and the subsequent transactions and initiatives had not occurred. In the future we may incur expenses or charges such as those added back to calculate Non-GAAP Net Income, Non-GAAP Operating Profit or Adjusted EBITDA. Our presentation of Non-GAAP Net Income, Non-GAAP Operating Profit and Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by these items. Other companies, including our peer companies, may calculate similarly-titled measures in a different manner from us, and therefore, our non-GAAP measures may not be comparable to similarly-tiled measures of other companies. Investors are cautioned against using these measures to the exclusion of our results in accordance with GAAP.

	Three Months Ended June 30, 2021
Unaudited, in millions	Low (Estimated)	High (Estimated)
Net loss	$(50)	$(30)
Share-based compensation expense	21	20
Special bonuses and other compensation expense (a)	4	2
Transaction-related adjustments, net (b)	8	6
Restructuring and transformation expenses (c)	41	39
Net (gain) loss on divestiture and investments (d)	(1)	—
Debt modification and extinguishment costs (e)	—	1
Other (income) expense, net (f)	(2)	(1)
Amortization of intangible assets (g)	48	46
Tax effect of non-GAAP adjustments (h)	(20)	(32)
Non-GAAP Net Income	49	51
Interest expense	51	50
Benefit for income taxes	(3)	(14)
Tax effect of non-GAAP adjustments (h)	20	32
Non-GAAP Operating Profit	117	119
Depreciation (i)	61	60
Adjusted EBITDA	$178	$179

(a)	Includes expense related to retention bonuses, mainly relating to restructuring and integration projects, and the related payroll tax, senior executive signing bonuses and relocation costs, and payroll taxes associated with the exercise of stock options and vesting of restricted stock.
(b)	Includes legal, professional, accounting and other advisory fees related to the IPO in the third quarter of 2020, integration costs of acquired businesses, purchase accounting adjustments (including deferred revenue fair value discount), payroll costs for employees that dedicate significant time to supporting these projects and exploratory acquisition and divestiture costs and expenses related to financing activities.
(c)	Includes consulting and advisory fees related to business transformation and optimization activities, payroll costs for employees that dedicate significant time to these projects, as well as associated severance, facility closure costs and lease termination expenses. We assessed these activities and determined that they did not qualify under the scope of ASC 420 (Exit or Disposal costs).
(d)	Includes gains and losses on investment and from dispositions.
(e)	Includes expenses related to the termination of the Accounts Receivable Financing Agreement in June 2021.
(f)	Reflects mainly changes in the fair value of foreign currency derivatives.
(g)	All of our intangible assets are attributable to acquisitions, including the November 2016 merger.
(h)	We utilize an estimated structural long-term non-GAAP tax rate in order to provide consistency across reporting periods, removing the effect of non-recurring tax adjustments, which include but are not limited to tax rate changes, U.S. tax reform, share-based compensation, audit conclusions and changes to valuation allowances. When computing this long-term rate for the 2021 interim periods, we based it on an average of the 2020 and estimated 2021 tax rates, recomputed to remove the tax effect of non-GAAP pre-tax adjustments and non-recurring tax adjustments, resulting in a structural non-GAAP tax rate of 26%. The non-GAAP tax rate could be subject to change for a variety of reasons, including the rapidly evolving global tax environment, significant changes in our geographic earnings mix including due to acquisition activity, or other changes to our strategy or business operations. We will re-evaluate our long-term non-GAAP tax rate as appropriate. We believe that making these adjustments facilitates a better evaluation of our current operating performance and comparisons to prior periods.
(i)	Excludes accelerated depreciation expense related to facility closures.

Non-GAAP Earnings Per Share (EPS)
We define Non-GAAP EPS as Non-GAAP Net Income divided by our GAAP weighted average number of shares outstanding for the period on a diluted basis and further adjusted for the weighted average number of shares associated with securities which are anti-dilutive to GAAP earnings per share but dilutive to Non-GAAP EPS. Management uses Non-GAAP EPS to evaluate the performance of our business on a comparable basis from period to period, including by adjusting for the impact of the issuance of shares that would be dilutive to Non-GAAP EPS.

	Three Months Ended June 30, 2021
Unaudited, in whole dollars	Low (Estimated)	High (Estimated)
GAAP net loss per share diluted	$(0.24)	$(0.14)
Per share impacts of adjustments to net loss (a)	0.48	0.39
Impact of shares diluted after adjustments to net loss (b)	(0.02)	(0.01)
Non-GAAP EPS	$0.22	$0.24

(a)	Reflects the aggregate adjustments made to reconcile Non-GAAP Net Income to our net loss, as noted in the above table, divided by GAAP diluted number of shares outstanding for the relevant period.
(b)	Reflects the impact of equity awards that would have been anti-dilutive for GAAP net loss per share, and are therefore not included in the calculation of GAAP EPS, but would be dilutive to Non-GAAP EPS and are therefore included in the share count for purposes of presenting this non-GAAP measure.